EXHIBIT 12

                         ILLINOIS BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)
                                                  Nine Months Ended
                                                     September 30
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  784.5      $  719.3

     b) Portion of rental expense
         representative of the
         interest factor (1).................      10.6           7.6
                                               --------      --------
     Total 1(a) and 1(b).....................  $  795.1      $  726.9
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   84.7      $   85.3

     b) Capitalized interest.................       2.0           2.8

     c) Portion of rental expense
         representative of the
         interest factor (1).................      10.6           7.6
                                               --------      --------
     Total 2(a) through 2(c).................  $   97.3      $   95.7
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......      8.17          7.60
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.